Exhibit 3.21

CERTIFICATE OF INCORPORATION

OF

SENSATA TECHNOLOGIES MASSACHUSETTS, INC.

ARTICLE ONE

The name of the corporation is Sensata Technologies Massachusetts, Inc.

ARTICLE TWO

The address of the registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, Kent County, Delaware 19801. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The total number of shares of stock which the corporation has authority to issue is 1,000 shares of common stock, with a par value of $0.01 per share.

ARTICLE FIVE

The name and mailing address of the sole incorporator are as follows:

NAME	MAILING ADDRESS
Joan D. Donovan	200 East Randolph Drive
Suite 5700
Chicago, Illinois 60601

ARTICLE SIX

The corporation is to have perpetual existence.

ARTICLE SEVEN

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE EIGHT

Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE NINE

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, (i) a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director and (ii) the corporation shall indemnify its officers and directors. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE TEN

The corporation expressly elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware.

ARTICLE ELEVEN

The business and affairs of the corporation shall be managed by or under the direction of the board of directors. The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in, the by-laws of the corporation.

ARTICLE TWELVE

Subject to receipt of any necessary stockholder approvals as required by the laws of the State of Delaware, the corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

I, THE UNDERSIGNED, being the sole incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 19th day of December, 2007.

/s/ Joan D. Donovan
Joan D. Donovan, Sole Incorporator

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